For Release 8:30 a.m. Eastern	Company	Steve Williamson
Monday, April 25, 2011	Contact:	(580) 436-1234

Pre-Paid Legal Announces 2011 First Quarter Results
— — —
Net Income Down 10%; Earnings Per Share Down 8%

ADA, OK, April 25, 2011 - Pre-Paid Legal Services, Inc. (NYSE:PPD), announced results for the first quarter ended March 31, 2011. Net income for the first quarter of 2011 decreased 10% to $16.8 million from $18.8 million for the prior year's first quarter. Diluted earnings per share for the 2011 first quarter decreased 8% to $1.72 per share from $1.87 per share for the prior year’s comparable quarter due to a decrease in net income of 10% partially offset by a decrease of 3% in the weighted average outstanding shares. Membership revenues in the first quarter of 2011 decreased 4% to $102.5 million from $107.3 million for the same period last year. Due to an 18% decline in the number of new memberships sold, commissions during the 2011 first quarter decreased 20%, or $5.8 million, to $23.7 million from $29.5 million for the 2010 period, membership benefits were 33% of membership fees for both periods while general and administrative expenses were 15% and 11% of membership fees for the respective periods (the primary reason for the increase in general and administrative expenses in the 2011 first quarter is due to $2.8 million in costs incurred in connection with the previously announced review of strategic alternatives by the Special Committee of our Board of Directors and the resulting merger transaction with affiliates of MidOcean Partners, a New York private equity firm). Due to a 56% decline in the enrollment of new associates partially offset by a $77 increase in the average enrollment fee, associate services revenues decreased to $5.9 million compared to $8.0 million in the prior year’s quarter while associate services and direct marketing expenses increased to $6.5 million from $5.5 million due to higher production bonuses paid.

Net cash provided by operating activities decreased 3% to $25.9 million for the first quarter of 2011 from $26.7 million for 2010. We did not repurchase any shares of common stock during the 2011 first quarter and we are prohibited from repurchasing shares pursuant to the merger agreement for the MidOcean transaction. At March 31, 2011, we had more than $96 million in cash and cash equivalents and unpledged investments remaining after we retired all of our debt during the 2010 fourth quarter.

First quarter 2011 membership fees decreased to $102.5 million compared to $104.8 million for the 2010 fourth quarter. Commissions decreased 10%, membership benefits were 33% of membership fees for the 2011 first quarter and 2010 fourth quarter while general and administrative expenses were 15% and 14% of membership fees for the respective periods. The 2011 first quarter and the 2010 fourth quarter general and administrative expenses increased due to $2.8 million and $2.7 million, respectively, of costs incurred in connection with the Special Committee process described above and the MidOcean merger transaction. Associate services revenues were $5.9 million for both quarters and associate services and direct marketing expenses decreased to $6.5 million during the 2011 first quarter from $7.1 million during the 2010 fourth quarter. As previously disclosed, we resolved the vast majority of the pending Canadian tax issues that have been outstanding for several years resulting in $846,000 additional interest income to us during the 2010 fourth quarter as well as a reduction in previously recorded general and administrative expenses of $307,000 and a reduction of interest expense of $189,000 during the 2010 fourth quarter.

We will conduct a conference call to present the first quarter results on Wednesday, April 27, 2011 at 8:30 a.m. Eastern Time. The conference call will be web cast on the Investor Relations’ page of www.prepaidlegal.com or may be accessed by dialing (720) 545-0046. Audio replay will be available beginning at 11:30 a.m. Eastern Time on April 27, 2011 and will run through midnight Wednesday, May 4, 2011 by dialing (706) 645-9291; pass code for the replay is 61840192. The presentation will be available on the web site indefinitely by selecting “Earnings Calls” under the “Investor Relations”section. Questions may be submitted prior to the call via email to investor@pplsi.com.

About PPD
We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of independent law firms across the U.S. and Canada, and include unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind due to the combination of our identity theft restoration partner and our provider law firms.More information about us and our products can be found at our homepage at http://www.prepaidlegal.com.

Forward-Looking Statements
Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K. Please refer to pages 20 - 23 of our 2010 Form 10-K for a more complete description of these risks. Additionally, these risks and uncertainties may include changes in associate recruitment and member retention. We undertake no duty to update any of the forward-looking statements in this release.

PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)

(Dollars and shares in 000s, except per share amounts)

	Three Months Ended
	March 31,		Dec. 31,
	2011	2010	2010
Revenues:
Membership fees	$102,545	$107,320	$104,776
Associate services	5,857	8,028	5,916
Other	851	883	828
	109,253	116,231	111,520
Costs and expenses:
Membership benefits	34,062	35,682	34,865
Commissions	23,677	29,526	26,384
Associate services and direct marketing	6,505	5,547	7,094
General and administrative	15,142	12,302	14,633
Other, net	2,295	2,380	1,046
	81,681	85,437	84,022

Income before income taxes	27,572	30,794	27,498
Provision for income taxes	10,731	12,008	11,221
Net income	$16,841	$18,786	$16,277

Basic earnings per common share	$1.72	$1.87	$1.67
Diluted earnings per common share	$1.72	$1.87	$1.66
Weighted average number of shares, as adjusted:
Primary	9,777	10,040	9,765
Diluted	9,779	10,054	9,782

Net cash provided by operating activities	$25,873	$26,683	$20,622
Net cash used in investing activities	$(716)	$(931)	$(697)
Net cash provided by (used in) financing activities	$613	$(11,135)	$(23,765)

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